Provident Bancorp, Inc. Reports Earnings for the December 31, 2020 Quarter and Year and Continues Payment of Quarterly Cash Dividends of $0.03 per Share

Company Release – 01/28/2021

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended December 31, 2020 of $4.3 million, or $0.24 per diluted share, compared to $2.6 million, or $0.14 per diluted share, for the three months ended December 31, 2019. Net income for the year ended December 31, 2020 was $12.0 million, or $0.66 per diluted share, compared to $10.8 million, or $0.60 per diluted share, for the year ended December 31, 2019.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.03 per share, which will be paid on February 26, 2021 to stockholders of record as of February 11, 2021.

In announcing these results, Dave Mansfield, Chief Executive Officer said, “As we reflect on 2020, I am proud of how adaptable and resilient our organization has been in the face of intense and unprecedented challenges. Our team worked tirelessly to ensure we were able to assist our customers and local businesses as they weathered the financial impacts caused by the COVID-19 pandemic. From the beginning of the pandemic through its recent resurgence, we  worked diligently to ensure operations could continue with little-to-no disruption, processed hundreds of applications for Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans and subsequently assisted with applications to the SBA for forgiveness on these loans. We launched our new BankProv brand, instituted a stock repurchase program and succeeded in forming new lending relationships to grow our loan portfolio. None of this would have been possible without the dedication and perseverance of our employees. It is because of them that we were able to triumph over an incredibly challenging year. Although there is still a great deal of uncertainty surrounding the continued and lasting impacts of the pandemic, it is with a strong financial foundation and great optimism that we enter this new year. With that we are excited to announce the payment of our fourth quarterly cash dividend.”

COVID–19 Response

The Company’s market area has experienced a surge in COVID-19 cases in the fourth quarter. Although the Company’s market area had implemented a phased reopen plan, the resurgence of COVID-19 has resulted in a re-tightening of restrictions.  Many companies have been able to adjust their operations to adapt to the COVID-19 environment, however, restrictions continue to limit many companies’ ability to operate at full capacity and continue to cause significant disruption.

To cushion the continued economic fallout, Congress approved a bill in December which allocated additional funds to the SBA for a second round of PPP loans. The SBA, in consultation with the U.S. Treasury department, announced that it will resume the PPP in January of 2021. The Company plans to actively participate in the second round of the PPP, which will provide loans to small businesses negatively impacted by the COVID-19 pandemic. Loans issued under this program are fully guaranteed by the U.S. government. During the first round of the PPP the Company originated $78.0 million in PPP loans, of which $36.2 million were forgiven by the SBA and $41.8 million were outstanding at December 31, 2020.  The Company continues to work with customers who received loans under the first wave of the PPP on applying for loan forgiveness.

The Company continues to focus on meeting the needs of its customers and strives to operate as normally as possible during the pandemic. Due to the resurgence of COVID-19 cases in the fourth quarter, the Company limited customer access to most retail branch lobbies to appointment only. The Company continues to maintain close communication with commercial customers and has allowed for loan deferral extensions on an as-needed and case-by-case basis. Most loans that were modified under the CARES Act during the first two quarters of 2020 have resumed repayment or have been paid off. We have not noted any significant delinquencies related to these loans. As of December 31, 2020, remaining loan modifications that were made under the CARES Act totaled $43.1 million, or 3.2% of total loans, compared to $175.4 million, or 12.9% of total loans at September 30, 2020.

The newly developed vaccines do provide optimism, however, there remains significant uncertainty about COVID-19 as there is no way to know if or when full economic activity will resume to pre-pandemic levels.  While it is not possible to know the full extent of the impact COVID-19 will have on the Company’s operations, the Company will continue to disclose potentially material items of which it is aware.

Financial Results

Net interest and dividend income before provision for loan losses increased by $3.8 million, or 32.8%, compared to the three months ended December 31, 2019 and increased by $11.1 million, or 25.5%, compared to the year ended December 31, 2019. The growth in net interest and dividend income for the three months ended December 31, 2020 compared to the three months ended December 31, 2019 is primarily the result of an increase in our average interest-earning assets of $364.0 million, or 34.9%, offset by an increase in average interest-bearing liabilities of $178.8 million, or 26.9%, and a decrease in net interest margin of six basis points to 4.37%. The growth in net interest and dividend income for the year ended December 31, 2020 compared to 2019 is primarily the result of an increase in average interest-earning assets of $309.6 million, or 31.7%, offset by an increase in average interest-bearing liabilities of $111.2 million, or 16.7%, and a  decrease in the net interest margin of 21 basis points to 4.23%. The decrease in the net interest margin is the result of a combination of factors including a decreasing rate environment and an increase in mortgage warehouse loan balances which yield a lower rate. The net interest margin benefitted from the accretion of fee income related to the forgiveness of the SBA PPP loans. The amount of income recognized from the forgiveness totaled $962,000 for the three months and year ended December 31, 2020. Excluding this income, net interest margin would be 4.09% and 4.16% for the three months and year ended December 31, 2020, respectively. As of December 31, 2020, there was $993,000 in SBA PPP fee income remaining to be accreted.

Provision for loan losses of $866,000 were recognized for the three months ended December 31, 2020 compared to $1.7 million for the same period in 2019. For the year ended December 31, 2020, provision for loan losses of $5.6 million were recognized compared to $5.3 million for the year ended December 31, 2019.  The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends. The Company has reviewed certain qualitative factors in light of significant economic deterioration due to COVID-19. Due to the continued uncertainty caused by COVID-19, including the surge of cases in the fourth quarter, continued provisions were recognized. The decrease in the provision for the quarter ended December 31, 2020 compared to the same period in 2019 is related to $1.4 million in specific reserves that were recognized in the fourth quarter of 2019. The reserves were related to an $18.6 million loan relationship that was restructured in the first quarter of 2020. For the year ended December 31, 2020 the increased provision was offset by a decrease in net charge offs, which were $925,000 for the year ended December 31, 2020 compared to $3.2 million for the year ended December 31, 2019.

The allowance for loan losses as a percentage of total loans was 1.39% as of December 31, 2020 compared to 1.42% as of December 31, 2019.  Included in total loans is $41.8 million in PPP loans originated as part of the CARES Act that we believe have no credit risk due to a government guarantee, therefore we have not provided for losses for these loans. Excluding these loans, the allowance for loan losses as a percentage of total loans was 1.43% as of December 31, 2020.  As of December 31, 2020, we had $265.4 million in outstanding mortgage warehouse loan balances.  Loans in this segment are facility lines to non-bank mortgage origination companies for sale into secondary markets, which is typically within 15 days of the loan closure. Due to their short-term nature,  these loans are assessed at a lower credit risk and do not carry the same allocation as traditional loans. The allowance for loan losses as a percentage of non-performing loans was 341.72% as of December 31, 2020 compared to 237.58% as of December 31, 2019. Non-performing loans were $5.4 million, or 0.36% of total assets as of December 31, 2020, compared to $5.8 million, or 0.52% of total assets, as of December 31, 2019.  As of December 31, 2020, non-performing loans consist primarily of two commercial relationships.  These loan relationships were evaluated for impairment and specific reserves of $1.9 million were allocated as of December 31, 2020.

Noninterest income decreased $51,000, or 5.3%, to $918,000 for the three months ended December  31, 2020 compared to $969,000 for the same period in 2019. The decrease is primarily due to a decrease in other service charges and fees, and customer service fees on deposit accounts partially offset by an increase in bank owned life insurance income. Other service charges and fees decreased  $66,000, or 15.9%, and customer service fees on deposit accounts decreased $30,000, or 8.3%, primarily due to higher average deposit balances, which resulted in decreased overdraft fees and service charges. Bank owned life insurance income increased $52,000, or 30.1%, due to the purchase of additional insurance policies.  For the year ended December 31, 2020, noninterest income decreased $568,000, or 13.8%, to $3.5 million compared to $4.1 million for the year ended December 31, 2019. The decrease is primarily due to a decrease in gains on sales of securities, other service charges and fees, and customer service fees on deposit accounts, partially offset by an increase in bank owned life insurance income.  Gains on sales of securities were zero for the year ended December 31, 2020 compared to $113,000 for the year ended December 31, 2019 as we repositioned our investment portfolio in debt securities available for sale by selling securities with maturity dates that were coming due and purchasing securities with longer terms to maturity. Other service charges and fees decreased  $461,000, or 25.9%, and customer service fees on deposit accounts decreased  $121,000, or 8.3%, primarily due to waived service charges and fees during the second quarter for customers impacted by COVID-19 and decreased consumer spending. Bank owned life insurance income increased $110,000, or 15.7%, due to the purchase of additional insurance policies.

Noninterest expense increased $2.0 million, or 26.6%, to $9.5 million for the three months ended December 31, 2020 compared to $7.5 million for the three months ended December 31, 2019. The increase is primarily due to an increase in salaries and employee benefits expense,  professional fees and a write down of other assets and receivables partially offset by a decrease in marketing expense.  The increase of $848,000, or 16.3%, for the three months ended December 31, 2020 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to the same period in 2019 and the addition of staff from the mortgage warehouse lending asset purchase. Professional fees increased $480,000, or 280.7%, primarily due to additional legal costs associated with the adoption of our 2020 equity incentive plan, increased audit and compliance costs and consulting services to aid in the development of deposit and lending products and services. A write-down of other assets and receivables was completed after the Company performed an evaluation and deemed $400,000 impaired.  Marketing expense decreased $104,000, or 71.2%, primarily due to increased marketing costs in 2019 related to the development of the new BankProv brand which was rolled out in 2020. For the year ended December 31, 2020, noninterest expense increased $8.2 million, or 29.9%, to $35.8 million compared to $27.6 million for the year ended December 31, 2019. The increase is primarily due to an increase in salaries and employee benefits, professional fees,  deposit insurance costs and write-downs on other assets and receivables partially offset by decreases in occupancy and marketing expenses. The increase of $4.9 million, or 27.0%, for the year ended December 31, 2020 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to 2019, the addition of staff from the mortgage warehouse operations and ESOP expense, which increased due to the acquisition of additional shares from our second-step conversion and related stock offering in October 2019.  Write down of other assets and receivables were $2.2 million for the year ended December 31, 2020 compared to zero for the year ended December 31, 2019.  In the fourth quarter a write-down of other investments was completed after the Company performed an evaluation and deemed $400,000 impaired. A write-down of an SBA receivable balance was completed in the third quarter after the Company evaluated the collectability and determined that $1.3 million was uncollectible. In addition, a write-down of a notes receivable balance of $500,000 was completed in the first quarter after the Company evaluated the collectability and determined it was uncollectible. Deposit insurance costs increased $213,000 or 104.9%, primarily due to decreased expenses in 2019 relating to FDIC assessment credits. Professional fees increased $658,000 or 54.4%, primarily due to increased audit and compliance costs as well as consulting services to aid in the development of deposit and lending services. The increase is also a result of a one-time credit received in 2019 relating to an insurance settlement. Occupancy expense decreased $284,000, or 14.4%, primarily due to the acceleration of amortization on our leasehold improvements related to the closure of our Hampton, New Hampshire branch in 2019. Marketing expense decreased $162,000, or 42.1%, primarily due to increased marketing costs in 2019 related to the development of the new BankProv brand which was rolled out in 2020.

As of December 31, 2020,  total assets have increased $383.4 million, or 34.2%, to $1.51 billion compared to $1.12 billion at December 31, 2019. The primary reasons for the increase are increases in net loans,  cash and cash equivalents, bank owned life insurance and accrued interest receivable, partially offset by a decrease in investments in debt securities available-for-sale. Net loans increased $355.5 million, or 37.1%, to $1.31 billion as of December 31, 2020 compared to $959.3 million at December 31, 2019. The increase in net loans was due to an increase in commercial loans of $114.2 million, or 25.3%, the acquisition and growth of mortgage warehouse loans to $265.4 million, and an increase in commercial real estate loans of $20.6 million, or 4.9%, partially offset by decreases in construction and land development loans of $17.8 million, or 38.1%, residential real estate loans of $12.9 million, or 28.3%, and consumer loans of $7.2 million, or 56.4%. Included in commercial loans at December 31, 2020 are $41.8 million in SBA PPP loans. The increase in cash and cash equivalents of $24.2 million, or 40.5% is primarily due to an increase in deposits. The increase in bank owned life insurance of $9.8 million, or 36.2%, was primarily due to the purchase of additional insurance policies. The increase in accrued interest receivable of $3.5 million, or 123.2%, was primarily due to deferred interest on loan modifications as part of the CARES Act. The decrease in debt securities available-for-sale of $9.6 million, or 22.9%, resulted primarily from principal pay downs on government mortgage-backed securities.

Total liabilities increased $379.1 million, or 42.6%, primarily due to increased deposits partially offset by a decrease in borrowings. Deposits were $1.24 billion as of December 31,  2020, representing an increase of $387.5 million, or 45.6%, compared to December 31, 2019. The increase in deposits was due to an increase of $184.7 million, or 50.0%, in NOW and demand deposits, an increase of $83.3 million, or 30.8% in money market accounts, $83.8 million, or 88.7%, in time deposits, and an increase of $35.7 million, or 30.9%, in savings accounts. Money market deposits and NOW and demand deposits increased primarily due to funds from the origination of PPP loans and increased deposit balances from our existing customer base. The increase in time deposits is primarily due to increases in brokered certificates of deposit of $65.5 million, or 134.9%, and an increase of $31.3 million, or 361.6%, from Qwickrate deposits, where we gather certificates of deposit nationwide by posting rates we will pay on these deposits.  The increase in savings accounts is primarily caused by decreased consumer spending which resulted in increased consumer savings. Borrowings decreased $11.5 million, or 46.0%, to $13.5 million as of December 31, 2020 primarily due to increased deposits funding the loan growth.

As of December 31, 2020, shareholders’ equity was $235.9 million compared to $230.9 million at December 31, 2019, representing an increase of $5.0 million, or 2.1%. The increase was primarily due to net income of $12.0 million, stock-based compensation expense of $1.1 million, other comprehensive income of $600,000 and employee stock ownership plan shares earned of $841,000, partially offset by a decrease of $7.8 million related to the repurchase of common stock and $1.6 million from dividends declared.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Maryland corporation that was formed in 2019 to be the successor corporation to Provident Bancorp, Inc., a Massachusetts corporation, and the holding company for The Provident Bank, which also operates under the name BankProv. The Provident Bank is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and

the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the effects of any pandemic; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	December 31,	December 31,
	2020	2019
(Dollars in thousands)	(unaudited)
Assets
Cash and due from banks	$11,830	$11,990
Short-term investments	71,989	47,668
Cash and cash equivalents	83,819	59,658
Debt securities available-for-sale (at fair value)	32,215	41,790
Federal Home Loan Bank stock, at cost	895	1,416
Loans, net of allowance for loan losses of $18,518 and $13,844 as of
December 31, 2020 and 2019, respectively	1,314,810	959,286
Bank owned life insurance	36,684	26,925
Premises and equipment, net	14,716	14,728
Accrued interest receivable	6,371	2,854
Right-of-use assets	4,258	3,713
Other assets	12,013	11,418
Total assets	$1,505,781	$1,121,788

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$383,079	$222,088
Interest-bearing	854,349	627,817
Total deposits	1,237,428	849,905
Borrowings	13,500	24,998
Operating lease liabilities	4,488	3,877
Other liabilities	14,509	12,075
Total liabilities	1,269,925	890,855
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
19,047,544 and 19,473,818 shares issued and outstanding
at December 31, 2020 and 2019, respectively	191	195
Additional paid-in capital	139,450	146,174
Retained earnings	104,508	94,159
Accumulated other comprehensive income	1,058	458
Unearned compensation - ESOP	(9,351)	(10,053)
Total shareholders' equity	235,856	230,933
Total liabilities and shareholders' equity	$1,505,781	$1,121,788

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
(Dollars in thousands, except per share data)	(unaudited)
Interest and dividend income:
Interest and fees on loans	$16,268	$12,883	$59,391	$49,693
Interest and dividends on debt securities available-for-sale	196	319	913	1,549
Interest on short-term investments	18	160	99	296
Total interest and dividend income	16,482	13,362	60,403	51,538
Interest expense:
Interest on deposits	1,039	1,599	5,203	6,258
Interest on borrowings	73	189	728	1,890
Total interest expense	1,112	1,788	5,931	8,148
Net interest and dividend income	15,370	11,574	54,472	43,390
Provision for loan losses	866	1,677	5,597	5,326
Net interest and dividend income after provision for loan losses	14,504	9,897	48,875	38,064
Noninterest income:
Customer service fees on deposit accounts	333	363	1,331	1,452
Service charges and fees - other	349	415	1,322	1,783
Gain on sale of securities, net	—	—	—	113
Bank owned life insurance income	225	173	809	699
Other income	11	18	81	64
Total noninterest income	918	969	3,543	4,111
Noninterest expense:
Salaries and employee benefits	6,045	5,197	23,175	18,243
Occupancy expense	430	401	1,684	1,968
Equipment expense	145	124	577	444
Deposit insurance	174	90	416	203
Data processing	300	217	1,000	826
Marketing expense	42	146	223	385
Professional fees	651	171	1,868	1,210
Directors' compensation	208	184	750	741
Software depreciation and implementation	265	215	959	734
Write down of other assets and receivables	400	—	2,207	—
Other	795	721	2,949	2,802
Total noninterest expense	9,455	7,466	35,808	27,556
Income before income tax expense	5,967	3,400	16,610	14,619
Income tax expense	1,665	849	4,625	3,811
Net income	$4,302	$2,551	$11,985	$10,808
Earnings per share:
Basic	$0.24	$0.14	$0.66	$0.60
Diluted	$0.24	$0.14	$0.66	$0.60
Weighted Average Shares:
Basic	17,912,975	18,006,471	18,090,229	17,958,186
Diluted	18,007,580	18,135,220	18,131,025	18,066,968

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended December 31,
	2020			2019
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$1,290,973	$16,268	5.04%	$950,589	$12,883	5.42%
Debt securities available-for-sale	82,969	18	0.09%	48,318	160	1.32%
Investment securities	33,546	187	2.23%	43,981	260	2.36%
Federal Home Loan Bank stock	895	9	4.02%	1,519	59	15.54%
Total interest-earning assets	1,408,383	16,482	4.68%	1,044,407	13,362	5.12%
Non-interest earning assets	66,170			61,358
Total assets	$1,474,553			$1,105,765
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$143,725	57	0.16%	$149,108	95	0.25%
Money market accounts	337,814	477	0.56%	267,281	774	1.16%
NOW accounts	159,428	151	0.38%	112,529	118	0.42%
Certificates of deposit	188,084	354	0.75%	108,929	612	2.25%
Total interest-bearing deposits	829,051	1,039	0.50%	637,847	1,599	1.00%
Borrowings	14,885	73	1.96%	27,272	189	2.77%
Total interest-bearing liabilities	843,936	1,112	0.53%	665,119	1,788	1.08%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	371,290			235,747
Other noninterest-bearing liabilities	17,286			15,560
Total liabilities	1,232,512			916,426
Total equity	242,041			189,339
Total liabilities and
equity	$1,474,553			$1,105,765
Net interest income		$15,370			$11,574
Interest rate spread (1)			4.15%			4.04%
Net interest-earning assets (2)	$564,447			$379,288
Net interest margin (3)			4.37%			4.43%
Average interest-earning assets to
interest-bearing liabilities	166.88%			157.03%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Twelve Months Ended December 31,
	2020			2019
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$1,209,736	$59,391	4.91%	$906,909	$49,693	5.48%
Short-term investments	38,048	99	0.26%	19,106	296	1.55%
Debt securities available-for-sale	37,320	830	2.22%	47,793	1,344	2.81%
Federal Home Loan Bank stock	1,582	83	5.25%	3,281	205	6.25%
Total interest-earning assets	1,286,686	60,403	4.69%	977,089	51,538	5.27%
Non-interest earning assets	62,741			62,522
Total assets	$1,349,427			$1,039,611
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$137,679	314	0.23%	$128,438	419	0.33%
Money market accounts	295,483	2,159	0.73%	238,708	2,857	1.20%
NOW accounts	136,613	518	0.38%	108,658	423	0.39%
Certificates of deposit	163,032	2,212	1.36%	117,126	2,559	2.18%
Total interest-bearing deposits	732,807	5,203	0.71%	592,930	6,258	1.06%
Borrowings	43,682	728	1.67%	72,361	1,890	2.61%
Total interest-bearing liabilities	776,489	5,931	0.76%	665,291	8,148	1.22%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	319,451			212,753
Other noninterest-bearing liabilities	16,293			15,178
Total liabilities	1,112,233			893,222
Total equity	237,194			146,389
Total liabilities and
equity	$1,349,427			$1,039,611
Net interest income		$54,472			$43,390
Interest rate spread (1)			3.93%			4.05%
Net interest-earning assets (2)	$510,197			$311,798
Net interest margin (3)			4.23%			4.44%
Average interest-earning assets to
interest-bearing liabilities	165.71%			146.87%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Provident Bancorp, Inc.

Select Financial Highlights

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
(unaudited)
Performance Ratios:
Return on average assets (1)	1.17%	0.92%	0.89%	1.04%
Return on average equity (1)	7.11%	5.39%	5.05%	7.38%
Interest rate spread (1) (3)	4.15%	4.04%	3.93%	4.05%
Net interest margin (1) (4)	4.37%	4.43%	4.23%	4.44%
Non-interest expense to average assets (1)	2.56%	2.70%	2.65%	2.65%
Efficiency ratio (5)	58.05%	59.52%	61.72%	58.15%
Average interest-earning assets to
average interest-bearing liabilities	166.88%	157.03%	165.71%	146.87%
Average equity to average assets	16.41%	17.12%	17.58%	14.08%

	At	At
	December 31,	December 31,
	2020	2019
Asset Quality
Non-accrual loans:
Real estate:
Commercial	$—	$1,701
Residential	1,156	969
Construction and land development	—	165
Commercial	4,198	2,955
Consumer	65	37
Warehouse	—	—
Total non-accrual loans	5,419	5,827
Accruing loans past due 90 days or more	—	—
Other real estate owned	—	—
Total non-performing assets	$5,419	$5,827
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (2)	1.39%	1.42%
Allowance for loan losses as a percent of non-performing loans	341.72%	237.58%
Non-performing loans as a percent of total loans (2)	0.41%	0.60%
Non-performing loans as a percent of total assets	0.36%	0.52%
Non-performing assets as a percent of total assets (6)	0.36%	0.52%
Capital and Share Related
Stockholders' equity to total assets	15.7%	20.6%
Book value per share	$12.38	$11.86
Market value per share	$12.00	$12.45
Shares outstanding	19,047,544	19,473,818

(1)	Annualized where appropriate
(2)	Loans are presented before the allowance but include deferred costs/fees.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.